SUPPLEMENT NO. 1 TO	Filed Pursuant to Rule 424(b)(5)
PROSPECTUS SUPPLEMENT	Registration No. 333-290013
(To prospectus dated September 15, 2025)

$40,000,000

MAWSON INFRASTRUCTURE GROUP INC.

Common Stock

This prospectus supplement amends and supplements the information in the prospectus, dated September 15, 2025, filed as a part of our registration statement on Form S-3 (File No. 333-290013), as supplemented by our prospectus supplement dated October 17, 2025 (the “prior prospectus”). This prospectus supplement should be read in conjunction with the prior prospectus, and is qualified by reference thereto, except to the extent that the information herein amends or supersedes the information contained in the prior prospectus. This prospectus supplement is not complete without, and may only be delivered or utilized in connection with, the prior prospectus and any future amendments or supplements thereto.

We filed the prior prospectus to register the offer and sale of our common stock, par value $0.001 per share (“common stock”), from time to time pursuant to the terms of that certain At The Market Offering Agreement, dated October 16, 2025 (the “sales agreement”), with H.C. Wainwright & Co., LLC (“Wainwright”). Prior to the date of this prospectus supplement, we were subject to General Instruction I.B.6 of Form S-3 as a result of our public float being less than $75,000,000, which limited the maximum amount of common stock we could sell under the sales agreement to the amount set forth in the prior prospectus (up to $9,600,000). On December 11, 2025, our public float increased above $75,000,000 and, as a result, we are not subject to the limitations contained in General Instruction I.B.6 of Form S-3 as of the date of this prospectus supplement.

As of December 11, 2025, we have sold an aggregate of 1,558,944 shares of common stock under the sales agreement for gross proceeds of $9,599,246.43.

This prospectus supplement relates to the offer and sale by us, from time to time, in accordance with the terms of the sales agreement, of shares of our common stock having an aggregate offering price of up to $40,000,000 through Wainwright, acting as our sales agent, pursuant to this prospectus supplement and the prior prospectus.

Investing in our securities involves significant risks. Please read the information contained in or incorporated by reference under the heading “Risk Factors” beginning on page S-6 of the prior prospectus, and under similar headings in other documents incorporated by reference into the prior prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

H.C. Wainwright & Co.

The date of this prospectus supplement is December 11, 2025.